Prospectus Supplement No. 1
Dated March 14, 2014
To Prospectus Dated May 9, 2013
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180496

NOVA LIFESTYLE, INC.

667,500 Shares of Common Stock

This prospectus supplement supplements the prospectus dated May 9, 2013 of Nova Lifestyle, Inc., which is part of a registration statement on Form S-1 (File No. 333-180496), as amended, filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling shareholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is provided solely to update the selling shareholders table in the prospectus to reflect transfers of warrants to purchase shares of our common stock from Radnor Research & Trading Company to each of Guy Durand, Talman Harris, William R. James, Alexander Kibrik, William J. Scholander and Charles Morgan Simpson, and the subsequent transfer of a warrant to purchase shares of our common stock from Alexander Kibrik to EB Holdings LLC.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 9, 2013 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of the prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus supplement is March 14, 2014.

SELLING SHAREHOLDERS

The following information is provided to update the selling shareholders table in the prospectus to reflect a transfer of warrants to purchase up to an aggregate of 77,550 shares of our common stock by Radnor Research & Trading Company (“Radnor”) to each of Guy Durand, Talman Harris, William R. James, Alexander Kibrik, William J. Scholander and Charles Morgan Simpson.  Accordingly, the selling shareholders table has been updated to delete Radnor and to add Guy Durand, Talman Harris, William R. James, William J. Scholander and Charles Morgan Simpson and list the number of shares beneficially owned by Guy Durand, Talman Harris, William R. James, William J. Scholander and Charles Morgan Simpson to reflect the acquisition of the warrant transferred by Radnor.  With respect to Alexander Kibrik, the selling shareholders table has been updated to add EB Holdings LLC to reflect the acquisition by EB Holdings LLC of the warrant originally transferred by Radnor to Alexander Kibrik. The prospectus supplement relates to the resale of such shares and the shares issuable upon exercise of such warrants.  We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling shareholders in the table below and the shares which may be resold.  In addition, we may amend or supplement the prospectus from time to time in the future to update or change the information with respect to other selling shareholders.

	Beneficial Ownership Before Offering			Shares of Common Stock Included	Beneficial Ownership After Offering
Name	Stock	Warrants	Total	in Prospectus	Number	Percentage*
Chen, Michael	20,000	3,000	23,000	23,000	-
Chen, Wu	200,000	30,000	230,000	230,000	-
Chen, Yanna	10,000	1,500	11,500	11,500	-
Christian, Giordano	12,000	1,800	13,800	13,800	-
Cottam, John	370,000	55,500	425,500	23,000	402,500	2.2%
Durand, Guy	-	2,097	2,097	2,097	-
EB Holdings LLC (i)	-	3,600	3,600	3,600	-
Gibbs, David E., Jr.	4,000	600	4,600	4,600	-
Harris, Talman (ii)	-	30,549	30,549	30,549	-
iNet Global AG (iii)	15,000	2,250	17,250	17,250	-
James, William R.	-	3,000	3,000	3,000	-
Lau, Kit	5,000	750	5,750	5,750	-
Li, Kin Ming	4,000	600	4,600	4,600	-
Liang, Jinquan	20,000	3,000	23,000	23,000	-
O’Hagan, John Arthur	12,500	1,875	14,375	14,375	-
O’Hagan, Mark Anthony	12,500	1,875	14,375	14,375	-
Ramage, Scott	14,000	2,100	16,100	4,600	11,500
Roberts, Brent	24,000	3,600	27,600	27,600	-
Scholander, William J. (iv)	-	30,549	30,549	30,549	-
Simpson, Charles H.	4,000	600	4,600	4,600	-
Simpson, Charles Morgan (v)	-	7,755	7,755	7,755	-
Snaith, Roger	204,000	30,600	234,600	119,600	115,000
Tong, Chan Wing	5,000	750	5,750	5,750	-
Yang, Yang	11,500	1,725	13,225	13,225	-
Yang, Yu	24,000	600	24,600	4,600	20,000
Ye, HuiYing	20,000	3,000	23,000	11,500	11,500
Zhang, Baozhu	29,000	600	29,600	4,600	25,000
Zhang, CiCi Yun	7,500	1,125	8,625	8,625	-

*           Less than 1%, unless otherwise specified.

(i)	Thomas J. Barnes has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by EB Holdings LLC.

(ii)	Talman Harris is a registered representative of Radnor Research & Trading Company, a registered broker-dealer and FINRA member firm, from whom he received his warrants as compensation for placement agent services.

(iii)	Vaibhav Abhyankar has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by iNet Global AG.

(iv)	William J. Scholander is a registered representative of Radnor Research & Trading Company, a registered broker-dealer and FINRA member firm, from whom he received his warrants as compensation for placement agent services.

(v)	Morgan Charles Simpson is a registered representative of Radnor Research & Trading Company, a registered broker-dealer and FINRA member firm, from whom he received his warrants as compensation for placement agent services.

None of the selling shareholders, other than those identified by disclosure above, has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.